NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q1 2023

DALLAS (May 11, 2023) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended March 31, 2023. For the three months ended March 31, 2023, we reported net income attributable to common shares of $3.5 million or $0.41 per diluted share, compared to a net income of $14.5 million or $1.68 per diluted share for the same period in 2022.

Financial Highlights

•Total occupancy was 80% at March 31, 2023, which includes 92% at our multifamily properties and 59% at our commercial properties.
•On January 31, 2023, we paid off our $67.4 million Series C bonds from cash received from the sale of the VAA Sale Portfolio.
•On March 15, 2023, we entered into an agreement to develop a 240 unit multifamily property in Lake Wales, Florida that is expected to be completed in 2025 for a total cost of approximately $55.3 million. The cost of construction will be funded in part by a $33.0 million construction loan. As of March 31, 2023, we have incurred a total of $10.1 million in development costs.
•On May 4, 2023, we paid off the remaining $43.1 million balances of the Series A and Series B Bonds. In connection with the repayment of the bonds, our wholly-owned subsidiary, Southern Properties Capital Ltd. withdrew from the Tel-Aviv Stock Exchange.

Financial Results

Rental revenues increased $3.5 million from $7.5 million for the three months ended March 31, 2022 to $11.0 million for the three months ended March 31, 2023. The increase in rental revenue is primarily due to $4.1 million increase at our multifamily properties offset in part by a decrease of $0.6 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the acquisition of the VAA Holdback Portfolio in 2022.

Net operating loss decreased $1.6 million from $4.1 million for three months ended March 31, 2022 to $2.6 million for the three months ended March 31, 2023. The decrease in net operating loss is primarily due to the $3.5 million increase in rental revenue as noted above offset in part by an increase of $2.8 million in property operating and depreciation expenses. The increase in property and depreciation expenses is due to the acquisition of the VAA Holdback Portfolio.

Net income attributable to the Company decreased $11.0 million from $14.5 million for the three months ended March 31, 2022 to $3.5 million for the three months ended March 31, 2023. The decrease in net income is primarily attributed to $11.1 million gain on sale or write down of assets in 2022. The gain on sale or write down of assets is primarily due to the sale of Toulon, a 240 unit multifamily property in Gautier, Mississippi, in 2022.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Rental revenues	$11,009	$7,481
Other income	679	306
Total revenue	11,688	7,787
Expenses:
Property operating expenses	6,106	4,028
Depreciation and amortization	3,102	2,349
General and administrative	2,883	2,531
Advisory fee to related party	2,170	3,005
Total operating expenses	14,261	11,913
Net operating loss	(2,573)	(4,126)
Interest income	9,772	5,814
Interest expense	(4,031)	(5,027)
Gain on foreign currency transactions	971	3,772
Loss on early extinguishment of debt	—	(1,639)
Equity in income from unconsolidated joint venture	688	4,706
Gain on sale or write down of assets, net	—	11,148
Income tax provision	(1,112)	(28)
Net income	3,715	14,620
Net income attributable to noncontrolling interest	(198)	(118)
Net income attributable to the Company	$3,517	$14,502
Earnings per share
Basic and diluted	$0.41	$1.68
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316